As filed with the Securities and Exchange Commission on June 28, 2013

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Sun Bancorp, Inc.
(Exact name of Registrant as specified in its charter)

New Jersey	52-1382541
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

226 Landis Avenue
Vineland, New Jersey 08360
(Address of principal executive offices)

Sun Bancorp, Inc. Directors Stock Purchase Plan
(Full Title of the Plan)

Thomas X. Geisel
President and Chief Executive Officer
226 Landis Avenue
Vineland, New Jersey 08360
(856) 691-7700
(Name, address and telephone number of agent for service)

Copies to:
John J. Spidi, Esq. Richard Fisch, Esq.
Spidi & Fisch, PC
1227 25th Street, N.W.
Suite 200 West
Washington, D.C. 20037
(202) 434-4660
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of		Proposed Maximum	Proposed Maximum
Securities to	Amount to be	Offering	Aggregate Offering	Amount of Registration
be Registered	Registered (1)	Price Per Share(3)	Price (3)	Fee (3)
Common Stock, $1.00 par value per share	200,000 shares (2)	$3.16	$632,000	$86.20

(1)
Includes an indeterminate number of additional shares of Common Stock which may be issued pursuant to the terms of the Sun Bancorp, Inc. Directors Stock Purchase Plan (the “Plan”) in order to prevent dilution resulting from adjustments in the event of a stock split, stock dividend, reorganization, recapitalization or similar adjustment(s) of the Common Stock.

(2)	Consists of 200,000 shares of Common Stock which may be issued pursuant to options to purchase Common Stock to be granted under the Plan.
(3)
In accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, the registration fee has been calculated based upon the average of the high and low sales prices of the common stock of Sun Bancorp, Inc. as reported on the NASDAQ Global Select Market on June 26, 2013, which was $3.16 per share, for an aggregate of $632,000.

This Registration Statement shall become effective automatically upon the date of filing, in accordance with Rule 462(a) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed in accordance with General Instruction E to Form S-8, solely to register the issuance of an aggregate of up to 200,000 additional shares of common stock of Sun Bancorp, Inc. (the “Company”), all of which were authorized pursuant to the amendment and restatement of the Sun Bancorp, Inc. Directors Stock Purchase Plan (the “Plan”).  The Company previously filed a Registration Statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) on August 1, 1997 (File No. 333-32681) covering, among other things, 17,250 shares of common stock authorized under the Plan (the “Original Registration Statement”).  The Company also filed a Registration Statement on Form S-8 with the Commission on August 12, 2009 (File No. 333-161288) covering an additional 50,000 shares of common stock authorized pursuant to a prior amendment and restatement of the Plan.  Except as supplemented by the information set forth below, the contents of the Original Registration Statement are incorporated herein by reference.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Company are incorporated in this Registration Statement by reference (excluding any portion of these documents that has been furnished to and deemed not to be filed with the Commission):

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013;

(c)	The Company’s Current Reports on Form 8-K filed on January 28, 2013, April 25, 2013 and May 24, 2013; and

(d)	The description of the Company’s securities as contained in the Company’s Registration
Statement on Form 10, filed with the Commission on June 28, 1996, as amended by the Registration Statement on Form 10/A, filed with the Commission on August 6, 1996, and any amendments or reports filed with the Commission for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, in any subsequently filed supplement to this Registration Statement or any document that is also incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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Item 6.  Indemnification of Directors and Officers.

Section 14A:3-5 of the New Jersey Business Corporation Act (the “NJBCA”) empowers a corporation to indemnify a corporate agent (as defined below) against its expenses and liabilities incurred in connection with any proceeding (other than a derivative action) involving the corporate agent by reason of his being or having been a corporate agent if the corporate agent acted in good faith and in a manner that the corporate agent reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe its conduct was unlawful.  For purposes of the NJBCA, the term “corporate agent” is defined as any present or former director, officer, employee or agent of the corporation, and any person serving as a director, officer, trustee, employee or agent for any other enterprise at the request of the corporation.

With respect to derivative actions, Section 14A:3-5 of the NJBCA empowers the Company to indemnify a corporate agent against its expenses (but not its liabilities) incurred in connection with any proceeding involving the corporate agent by reason of the corporate agent being or having been such corporate agent, if the corporate agent acted in good faith and in a manner that the corporate agent reasonably believed to be in or not opposed to the best interests of the Company.  However, only the New Jersey Superior Court or the court in which the proceeding was brought can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the corporate agent was adjudged liable to the corporation.

Section 14A:3-5 of the NJBCA requires the indemnification of a corporate agent to the extent that such corporate agent has been successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter therein.  If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant the corporate agent the requested indemnification.

Article VI of the Bylaws of the Company requires indemnification of directors and officers of (a) the Company, (b) any other enterprise, if serving as such at the request of the Company, or (c) the legal representative of any officer or director described in (a) or (b) of this paragraph, to the full extent permissible under Section 14A:3-5 of the NJBCA.  Article VI of the Bylaws also permits the discretionary indemnification of all persons permitted under Section 14A:3-5 of the NJBCA, to the full extent permitted by Section 14A:3-5 and upon a determination by the Company’s Board of Directors that such indemnification would be in the best interests of the Company.

Article VI of the Company’s Amended and Restated Certificate of Incorporation provides that directors and officers shall not, to the fullest extent permitted by law, be personally liable to the Company or to its stockholders for damages for breach of any duty owed to the Company or to its stockholders, except in the case of any breach of duty based upon an act or omission (a) in breach such director’s or officer’s duty of loyalty, (b) not in good faith or involving a knowing violation of law, or (c) resulting in the receipt by such director or officer of an improper personal benefit.

Notwithstanding the foregoing, indemnification payments may only be made to directors and officers to the extent such payments are not inconsistent with applicable banking regulations.

As expressly permitted by law, the Company maintains directors’ and officers’ liability insurance on behalf of its officers and directors.

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Item 8.  Exhibits.

For a list of all exhibits filed or included as part of this Registration Statement, see “Index to Exhibits” at the end of this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vineland, State of New Jersey, on this 28th day of June, 2013.

SUN BANCORP, INC.

Date:	June 28, 2013	By:	/s/ Thomas X. Geisel
Thomas X. Geisel
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Sun Bancorp, Inc., do hereby severally constitute and appoint Thomas X. Geisel as our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below and to execute any and all instruments for us and in our names in the capacities indicated below which said Thomas X. Geisel may deem necessary or advisable to enable Sun Bancorp, Inc., to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement on Form S-8 relating to the offering of the Company’s Common Stock, including specifically, but not limited to, power and authority to sign, for any of us in our names in the capacities indicated below, the Registration Statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Thomas X. Geisel shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the registrant in the capacities indicated as of June 28, 2013.

/s/ Sidney R. Brown	/s/ Wilbur L. Ross, Jr.
Sidney R. Brown	Wilbur L. Ross, Jr.
Director	Director

/s/ Peter Galetto, Jr.	/s/ Jeffrey S. Brown
Peter Galetto, Jr.	Jeffrey S. Brown
Director and Secretary	Director

/s/ Eli Kramer	/s/ Anthony R. Coscia
Eli Kramer	Anthony R. Coscia
Director	Director

/s/ Thomas X. Geisel	/s/ William J. Marino
Thomas X. Geisel	William J. Marino
President, Chief Executive Officer and	Director
Director (Principal Executive Officer)

/s/ Steven A. Kass	/s/ Phillip A. Norcross
Steven A. Kass	Phillip A. Norcross
Director	Director and Treasurer

/s/ Thomas R. Brugger	/s/ Neil Kalani
Thomas R. Brugger	Neil Kalani
Executive Vice President and Chief Financial Officer (Principal Financial Officer)	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

INDEX TO EXHIBITS

Exhibit	Description

4.1 4.2 4.3 4.4 4.5 5
Amended and Restated Certificate of Incorporation of Sun Bancorp, Inc. (1)

Certificate of Amendment to Restated Certificate of Incorporation (2)

Amended and Restated Bylaws of Sun Bancorp, Inc. (3)

Common Security Specimen (4)

Sun Bancorp, Inc. Directors Stock Purchase Plan, as Amended and Restated

Opinion of Spidi & Fisch, PC as to legality

23.1	Consent of Spidi & Fisch, PC (included in Exhibit 5)
23.2	Consent of Deloitte & Touche LLP
24	Power of Attorney (included on signature page)

(1)	Incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-3 filed on February 6, 2009 (Registration Number 333-157131).
(2)	Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on July 27, 2011 (File No. 0-20957).
(3)	Incorporated by reference to the exhibits to the Company’s Current Report on Form 8-K filed on October 24, 2007 (File No. 0-20957).
(4)	Incorporated by reference to the registrant's Registration Statement on Form S-1 filed with the Commission on February 14, 1997 (File No. 333-21903).